Exhibit 99.1

News Release

Wabtec Announces Expanded Credit Facility

PITTSBURGH, August 17, 2022 – Wabtec Corporation (NYSE: WAB) announced today that it signed an amended and restated credit agreement that will increase the size of its existing revolving credit facility from $1.2 billion to $1.5 billion and added a $250 million delayed draw term loan facility. The facility, previously due to expire in June 2023, now has a maturity date of August 2027. The terms and provisions of the new facility are materially unchanged from the existing credit facility, subject to a pricing structure change revising the LIBOR-based pricing grid to a SOFR-based pricing grid, among other business-specific changes.

PNC Bank, N.A. is acting as the administrative agent. Citi Bank N.A, HSBC, JPMorgan Chase Bank N.A., and TD Bank N.A. are acting as co-syndication agents. BNP Paribas, Credit Agricole CIB, First National Bank, MUFG LTD, and US Bank N.A. are acting as co-documentation agents.

About Wabtec Corporation
Wabtec Corporation (NYSE: WAB) is focused on creating transportation solutions that move and improve the world. The company is a leading global provider of equipment, systems, digital solutions and value-added services for the freight and transit rail industries, as well as the mining, marine and industrial markets. Wabtec has been a leader in the rail industry for over 150 years and has a vision to achieve a zero-emission rail system in the U.S. and worldwide. Visit Wabtec’s website at: www.WabtecCorp.com.

Wabtec Investor Contact
Kristine Kubacki, CFA / Kristine.Kubacki@wabtec.com / 412-450-2033

Wabtec Media Contact
Deia Campanelli / Deia.Campanelli@wabtec.com / 773-297-0482